Filed pursuant to Rule 424(b)(3)
Registration No. 333-259014
Prospectus
N-able, Inc.
Common Stock
20,623,282 Shares

This prospectus relates to the resale of up to 20,623,282 shares of our common stock by the selling stockholders named in this prospectus or their permitted transferees, of which 10,981,753 remain unsold by the selling stockholders as of August 9, 2022. We are registering the shares for resale pursuant to such stockholders’ registration rights under a subscription agreement between us and such stockholders. Subject to any contractual restrictions on them selling the shares of our common stock they hold, the selling stockholders may offer, sell or distribute all or a portion of their shares of our common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of our common stock owned by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of these shares of our common stock, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock. Our registration of the securities covered by this prospectus does not mean that the selling stockholders, will issue, offer or sell, any of the shares.
This prospectus provides you with a general description of the registered securities and the general manner in which the selling stockholders may offer or sell the securities. More specific terms of any securities that the selling stockholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. See “Plan of Distribution” beginning on page 20 of this prospectus.

We are a “controlled company” under the corporate governance rules of the New York Stock Exchange (the “NYSE”)  applicable to listed companies, and therefore we are permitted to elect not to comply with certain corporate governance requirements thereunder. Although we believe we meet these requirements, if at any time we cease to be a controlled company, we will be required to take all action necessary to comply with the corporate governance standards of the NYSE.
Our common stock is listed on the NYSE under the ticker symbol “NABL.” On August 9, 2022, the last reported sale price of our common stock was $10.17 per share.
We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to provide more limited disclosures than an issuer that would not so qualify in the documents incorporated by reference into this prospectus. In addition, for so long as we remain an emerging growth company, we may take advantage, for a period of time, of certain exceptions from the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 4.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 19, 2022.

Information Incorporated by Reference
This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the Securities Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
•our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 8, 2022, as amended by the Form 10-K/A filed with the SEC on August 9, 2022 (as so amended, our “Annual Report on Form 10-K”);
•our definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of Stockholders filed with the SEC on April 12, 2022;
•our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed with the SEC on May 12, 2022 and August 11, 2022, respectively;
•our Current Report on Form 8-K filed on May 26, 2022; and
•the description of the Common Stock contained in Exhibit 4.4 of our Annual Report on Form 10-K, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.
We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed after the date hereof and prior to the completion of an offering of securities under this prospectus.
We have filed with the SEC this registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Common Stock to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement or any other document incorporated herein by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person who receives a copy of this prospectus on the written or oral request of that person made to:
N-able, Inc.
30 Corporate Drive, Suite 400
Burlington, MA 01803
Attention: General Counsel
(781) 328-6490

About This Prospectus
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders named herein may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling stockholders of the securities offered by them described in this prospectus.
Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
As used in this prospectus, the terms “N-able,” the “Company,” “we,” “us” and “our,” depending on the context, refer to N-able, Inc. and its consolidated subsidiaries. As used in this prospectus, references to “SolarWinds” or “Parent” refer to SolarWinds Corporation.
The term “Silver Lake Funds” refers to Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., and SLP Aurora Co-Invest, L.P. The term “Thoma Bravo Funds” refers to Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-a, L.P., Thoma Bravo Special Opportunities Fund II, L.P. and Thoma Bravo Special Opportunities Fund II-A, L.P., and the term “Thoma Bravo” refers to Thoma Bravo UGP, LLC, the ultimate general partner of the Thoma Bravo Funds, and, unless the context otherwise requires, its affiliated entities, including Thoma Bravo, L.P., the management company of the Thoma Bravo Funds. The term “Sponsors” refers collectively to Silver Lake and Thoma Bravo, together with the Silver Lake Funds and the Thoma Bravo Funds and their respective affiliates.

i

Summary
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the information incorporated by reference herein carefully, including the information set forth under the section titled “Risk Factors” and our financial statements, which are incorporated by reference herein.
Business Overview
We are a leading global provider of cloud-based software solutions for managed service providers (“MSPs”), enabling them to support digital transformation and growth for small and medium-sized enterprises (“SMEs”), which we define as those enterprises having less than 1,000 employees. With a flexible technology platform and powerful integrations, N-able makes it easy for MSPs to monitor, manage, and protect their end-customer systems, data, and networks. Our growing portfolio of security, automation, and backup and recovery solutions is built for IT services management professionals. N-able simplifies complex ecosystems and enables customers to solve their most pressing challenges. In addition, we provide extensive, proactive support—through enriching partner programs, hands-on training, and growth resources—to help MSPs deliver exceptional value and achieve success at scale. Through our multi-dimensional land and expand model and global presence, we are able to drive strong recurring revenue growth and profitability.
Background
On August 6, 2020, SolarWinds announced that its board of directors had authorized management to explore a potential spin-off of its MSP business into our company, a newly created and separately traded public company, and separate into two distinct, publicly traded companies (the "Separation"). The Separation was completed on July 19, 2021, at which time we became a standalone, public company.
The Sponsors and Our Controlled Company Status
We are a controlled company within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”). As of December 31, 2021, the Sponsors owned approximately 111,564,512 shares, or approximately 62.3% of voting power, of our common stock and therefore are able to control all matters that require approval by our stockholders, including the election and removal of directors, changes to our organizational documents and approval of acquisition offers and other significant corporate transactions.
Because we are a “controlled company” under the NYSE rules, we are permitted to elect not to comply with certain corporate governance requirements thereunder. Although we believe we meet these requirements, if at any time we cease to be a controlled company, we will be required to take all action necessary to comply with the the corporate governance standards of the NYSE.
Silver Lake is a global technology investment firm, with more than $90 billion in combined assets under management and committed capital and a team of professionals based in North America, Europe and Asia.
Thoma Bravo is one of the largest private equity firms in the world, with more than $91 billion in assets under management as of September 30, 2021. The firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging the firm’s deep sector expertise and proven strategic and operational capabilities, Thoma Bravo collaborates with its portfolio companies to implement operating best practices, drive growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings. Over the past 20 years, the firm has acquired or invested in more than 350 companies representing over $155 billion in enterprise value. The firm has offices in Chicago, Miami and San Francisco.
The Sponsors’ interests may not coincide with the interests of our other stockholders. See the section “Risk Factors” in this prospectus and in the information incorporated by reference herein.

Emerging Growth Company
The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as emerging growth companies. We qualify as an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we intend to take advantage of certain exemptions from various public reporting requirements, including that our internal controls over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, that we provide certain disclosures regarding executive compensation and that we hold non-binding stockholder advisory votes on executive compensation and any golden parachute payments not previously approved. We expect to take advantage of these exemptions until we are no longer an emerging growth company.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date on which we become a “large accelerated filer” (the fiscal year-end on which at least $700.0 million of equity securities are held by non-affiliates as of the last day of our then most recently completed second fiscal quarter); (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of the distribution.
See the section “Risk Factors” in this prospectus and in the information incorporated by reference herein ]for certain risks related to our status as an emerging growth company.
Corporate Information
N-able was formed as a Delaware limited liability company on November 30, 2020 in connection with our separation from SolarWinds. On April 12, 2021, N-able was converted from a limited liability company to a Delaware corporation. Our principal executive offices are located at 30 Corporate Dr., Suite 400, Burlington, Massachusetts 01803 and our telephone number is (781) 328-6490. Our website address is www.n-able.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.
N-ABLE and N-CENTRAL are trademarks and are the exclusive property of N-able or its affiliates, are registered with the U.S. Patent and Trademark Office and may be registered or pending registration in other countries. All other N‑able trademarks, service marks, and logos may be common law marks or are registered or pending registration. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

The Offering

Issuer	N-able, Inc.

Shares of Common Stock Offered by the Selling Stockholders	Up to 20,623,282 shares of common stock (of which 10,981,753 remain unsold by the selling stockholders as of August 9, 2022)

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Market for Common Stock	Our common stock is listed on the NYSE under the ticker symbol “NABL”.

Risk Factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and other information incorporated by reference in this prospectus for a discussion of of factors you should carefully consider before investing in our common stock.

Risk Factors
Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Special Note Regarding Forward-Looking Statements
This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such statements may be signified by terms such as “aim,” “anticipate,” “believe,” “continue,” “expect,” “feel,” “intend,” “estimate,” “seek,” “plan,” “may,” “can,” “could,” “should,” “will,” “would” or similar expressions and the negatives of those terms. These forward-looking statements include statements regarding our financial projections, future financial performance and plans and objectives for future operations including, without limitation, the following:
•expectations regarding our financial condition and results of operations, including revenue, revenue growth, revenue mix, cost of revenue, operating expenses, operating income, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA and adjusted EBITDA margin, cash flows and effective income tax rate;
•expectations regarding the impact of foreign exchange rates and macroeconomic conditions on our business;
•expectations regarding investment in product development and our expectations about the results of those efforts;
•expectations concerning acquisitions and opportunities resulting from our acquisitions;
•expectations regarding hiring additional personnel globally in the areas of sales and marketing and research and development;
•intentions regarding our international earnings;
•expectations regarding our capital expenditures;
•expectations regarding the impact of the COVID-19 pandemic on our business, results of operations and financial condition;
•our beliefs regarding the sufficiency of our cash and cash equivalents, cash flows from operating activities and borrowing capacity; and
•expectations regarding our spin-off from SolarWinds Corporation (“SolarWinds”) into a newly created and separately traded public company.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially and adversely different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:
•risks related to our spin-off from SolarWinds into a newly created and separately-traded public company, including that the spin-off could disrupt or adversely affect our business, results of operations and financial condition, that the spin-off may not achieve some or all of any anticipated benefits with respect to our business; that the distribution, together with certain related transactions, may not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, which could result in N-able incurring significant tax liabilities, and, in certain circumstances, requiring us to indemnify SolarWinds for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement;
•the possibility that the global COVID-19 pandemic may continue to adversely affect our business, results of operations and financial condition or the impact of the COVID-19 pandemic on the global economy or on the business operations and financial conditions of our customers, their end customers and our prospective customers;

•our ability to sell subscriptions to new MSP partners, to sell additional solutions to our existing MSP partners and to increase the usage of our solutions by our existing MSP partners, as well as our ability to generate and maintain MSP partner loyalty;
•any decline in our renewal or net retention rates;
•the possibility that general economic conditions or uncertainty may cause information technology spending to be reduced or purchasing decisions to be delayed, including as a result of the COVID-19 pandemic, inflation, rising interest rates, war and political unrest, military conflict (including between Russia and Ukraine), terrorism, sanctions or other geopolitical events globally, or that such factors may otherwise harm our financial condition or results of operations;
•any inability to generate significant volumes of high quality sales leads from our digital marketing initiatives and convert such leads into new business at acceptable conversion rates;
•any inability to successfully identify, complete and integrate acquisitions and manage our growth effectively;
•risks associated with our international operations;
•foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity;
•risks that cyberattacks, including the cyberattack on SolarWinds’ Orion Software Platform and internal systems announced by SolarWinds in December 2020, or the Cyber Incident, and other security incidents may result, in compromises or breaches of our, our MSP partners’, or their SME customers’ systems, the insertion of malicious code, malware, ransomware or other vulnerabilities into our, our MSP partners’, or their SME customers’ environments, the exploitation of vulnerabilities in our, our MSP partners’, or their SME customers’ security, the theft or misappropriation of our, our MSP partners’, or their SME customers’ proprietary and confidential information, and interference with our, our MSP partners’, or their SME customers’ operations, exposure to legal and other liabilities, higher MSP partner and employee attrition and the loss of key personnel, negative impacts to our sales, renewals and upgrades and reputational harm and other serious negative consequences, any or all of which could materially harm our business;
•our status as a controlled company;
•our ability to attract and retain qualified employees and key personnel as a standalone public company;
•the timing and success of new product introductions and product upgrades by N-able or its competitors;
•our ability to protect and defend our intellectual property and not infringe upon others’ intellectual property;
•the possibility that our operating income could fluctuate and may decline as percentage of revenue as we make further expenditures to expand our operations in order to support additional growth in our business;
•our indebtedness, including rising interest rates, potential restrictions on our operations and the impact of events of default;
•our ability to operate our business internationally and increase sales of our solutions to our MSP partners located outside of the United States; and
•such other risks and uncertainties described more fully in documents incorporated by reference herein.
There are a number of important factors that could cause our actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and subsequent Quarterly

Reports on Form 10-Q, which are incorporated by reference herein. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. You should read these factors and the other cautionary statements made in this prospectus and the documents incorporated by reference herein as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You should read this prospectus, the documents incorporated by reference herein, and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially and adversely from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Proceeds
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Selling Stockholders
The following table provides information regarding the beneficial ownership of our common stock by the selling stockholders who have not already sold their shares pursuant to this registration statement prior to the date of this prospectus.
Under the purchase agreement entered in connection with the Private Placement, we are obligated to register the resale of the shares being offered pursuant to this prospectus by the selling stockholders.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.
The beneficial ownership of our voting securities is based on 180,213,050 shares of our common stock issued and outstanding as of August 8, 2022.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase N‑able common stock that are not exercisable within the next 60 days. The following table assumes the sale by the selling stockholders of all shares of common stock registered pursuant to the registration statement of which this prospectus forms a part. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o N-able, Inc., 30 Corporate Dr., Suite 400, Burlington, Massachusetts 01803.

Name and Address of Beneficial Owner	Beneficial Ownership Prior to Offering	Percentage of Class Prior to Offering	Shares Being Registered for Offering (1)	Beneficial Ownership After Offering	Percentage of Class After Offering
Canada Pension Plan Investment Board(2)	17,792,873	9.9%	9,990,830	7,802,043	4.3%
Entities affiliated Sunriver Management LLC(3)	3,712,040	2.1%	990,923	2,721,117	1.5%
_______________
*Less than 1%
(1)The selling stockholders may offer and sell some, all or none of their shares of common stock being registered hereunder
(2)Investment and voting power with regard to these shares rests with Canada Pension Plan Investment Board (“CPP Investments”). None of the members of the board of directors of CPP Investments has sole voting or dispositive power with respect to the shares of common stock beneficially owned by CPP Investments. The address for CPP Investments is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada.
(3)Includes 2,835,626 shares of common stock held directly by Sunriver Master Fund Ltd, and 876,414 shares of common stock held directly by Sunriver Long Master Fund Ltd. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by Sunriver Management LLC. The principal business address for the entities identified herein is c/o Sunriver Management LLC, 2 Sound View Drive, 2nd Floor, Greenwich, CT 06830.

Description Of Capital Stock
The following is a summary of our capital stock and certain provisions of our amended and restated certificate of incorporation, or our restated charter, and amended and restated bylaws, or our restated bylaws. This summary does not purport to be complete and is qualified by the provisions of our restated charter and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.
Our authorized capital stock consists of 550,000,000 shares of common stock, $0.001 par value, and 50,000,000 shares of undesignated preferred stock, $0.001 par value.
Common Stock
Pursuant to our restated charter, holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. See “Dividend Policy.” Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Pursuant to our restated charter, our board of directors have the authority, without further action by the stockholders, to issue from time to time up to 50,000,000 shares of preferred stock, in one or more series. Our board of directors may determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deterring or preventing a change in control, which could depress the market price of our common stock. We have no current plan to issue any shares of preferred stock.
Sponsor Registration Rights
We have entered into the registration rights agreement with the Sponsors. Subject to the terms of the registration rights agreement, as of the completion of the distribution, holders of 122,971,283 shares of our common stock had registration rights pursuant to this agreement, which include demand registration rights, piggyback registration rights and short-form registration rights. The following description of the terms of the registration rights agreement is intended as a summary only and is qualified by reference to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part.
Demand Registration Rights
Pursuant to the registration rights agreement, the holders of a majority of the outstanding Registrable Securities (as defined therein, and which term includes shares of our common stock held by the Silver Lake Funds and the Thoma Bravo Funds), or the Initiating Holders, are entitled to request an unlimited number of Demand Registrations (as defined therein), so long as a registration under the registration rights agreement was not effected in the preceding 90 days. The holders of Registrable Securities are also entitled to certain shelf registration rights.

Piggyback Registration Rights
If at any time we propose to register the offer and sale of shares of our common stock under the Securities Act (other than pursuant to a Demand Registration or a Shelf Registration under the registration rights agreement or a registration on Form S-4, Form S-8 or any successor form), then we must notify the holders of Registrable Securities of such proposal to allow them to include a specified number of their shares of our common stock in such registration, subject to certain marketing and other limitations.
Restrictions
Pursuant to the registration rights agreement, we have agreed to not publicly sell or distribute any securities during the period beginning on the date of the notice of the requested demand registration and ending 90 days after the first effective date of any underwritten registration effected pursuant to the registrations described below (except pursuant to registrations on Form S-4, Form S-8 or any successor form).
Private Placement Investor Registration Rights
In connection with the Private Placement, we granted registration rights to the Investors with respect to the aggregate shares of our common stock purchased by them in the Private Placement and agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 days following the separation and distribution, a registration statement on Form S-1 registering the resale of such shares. This registration statement on Form S-1 of which this prospectus forms a part was filed and declared effective in fulfillment of such obligation. We further agreed to use commercially reasonable efforts to have such Form S-1 declared effective and to keep such registration statement, or another shelf registration statement that includes such shares, effective with respect to each Investor until the earliest of (i) the date on which such Investor ceases to hold any shares issued pursuant to the Private Placement agreement, (ii) the first date on which such Investor is able to sell all of its shares in a 90-day period without registration under Rule 144 of the Securities Act or any successor rule (but with no volume or other restrictions or limitations including as to manner or timing of sale) and (iii) if the shares purchased pursuant to the Private Placement agreement by such Investor represent greater than 5% of our outstanding common stock, the date upon which such shares purchased by such Investor no longer represent greater than 5% of our outstanding common stock.
Anti-Takeover Provisions Under Our Restated Charter and Restated Bylaws and Delaware Law
Certain provisions of Delaware law, our restated charter and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Restated Charter
Undesignated Preferred Stock. As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of us or our management.
Limitations on the Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our restated charter provides otherwise. Our restated charter provides that so long as the Sponsors beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, any action required or permitted to be taken by our stockholders may be effected by written consent. Our restated charter also provides that, after the Sponsors no longer continue to beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our stockholders may not take action by written consent but may take action only at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock is not able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our restated charter provides that special meetings of the stockholders may be called only upon a resolution approved by a majority of the total number of directors that we would have if there were no vacancies or, prior to the date that the Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, at the request of the holders of a majority of the voting power of our then-outstanding shares of voting capital stock. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our restated bylaws establish advance-notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. However, our restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
Board Vacancies. Our restated charter and restated bylaws provide that, subject to the rights granted to one or more series of preferred stock then outstanding, or the rights granted under the stockholders’ agreement, only our board of directors is allowed to fill vacant directorships. In addition, once the Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Classified Board. Our restated charter and restated bylaws provide that our board of directors is classified into three classes of directors, with each class serving three-year staggered terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board of directors.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our restated charter provides otherwise. Our restated charter provides that there shall be no cumulative voting, and our restated bylaws do not expressly provide for cumulative voting.
Directors Removed Only for Cause. Prior to the first date following the distribution on which the Sponsors no longer beneficially own 30% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding capital stock entitled to vote generally in the election of directors. Our restated charter provides that once the Sponsors no longer beneficially own 30% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, stockholders may remove directors only for cause and by the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote generally in the election of directors.
Amendment of Charter Provisions and Bylaws. Our restated charter provides that once the Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our bylaws may be adopted, amended, altered or repealed by the vote of a majority of the voting power of our then-outstanding voting stock, voting together as a single class. After the Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our bylaws may be adopted, amended, altered or repealed by either (i) a vote of a majority of the total number of directors that the company would have if there were no vacancies or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.
Our restated charter also provides that once the Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, the provisions of our restated charter relating to the size and composition of our board of directors, limitation on liabilities of directors, stockholder action by written consent, the ability of stockholders to call special meetings, business combinations with interested persons, amendment of our restated bylaws or restated charter and the Court of Chancery of the State of Delaware as the exclusive forum for certain disputes, may be amended, altered, changed or repealed only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. So long as the Sponsors continue to beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, such provisions may be amended, altered, changed or repealed by the affirmative vote of the holders of a majority of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Our restated charter also provides that the provision of our restated charter that deals with corporate opportunity may be amended, altered or repealed only by a vote of 80% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. See “—Corporate Opportunity.”
Once the Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, any amendment of the above provisions in our restated charter would require approval by holders of at least 66 2/3% of our then-outstanding capital stock.
Business Combinations with Interested Stockholders. We have elected in our restated charter not to be subject to Section 203 of the DGCL, or Section 203, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our restated charter contains provisions that have the same effect as Section 203, except that they provide that the Sponsors, including the Silver Lake Funds and the Thoma Bravo Funds and any persons to whom any Lead Sponsor sells its common stock, will not constitute “interested stockholders” for purposes of this provision, and thereby will not be subject to the restrictions set forth in our restated charter that have the same effect as Section 203.
Forum Selection. Our restated charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•any derivative or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
•any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our restated charter or our restated bylaws; or
•any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine;
in each such case, subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Our restated charter will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Our restated charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision.
Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ charters has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our restated charter is inapplicable or unenforceable.
Corporate Opportunity. Messrs. Bingle and Widmann of Silver Lake and Mr. Hoffmann and Ms. Nimsger of Thoma Bravo serve as directors following completion of the distribution. Silver Lake Group, L.L.C., as the ultimate general partner of the Silver Lake Funds, and Thoma Bravo, as the ultimate general partner of the Thoma Bravo Funds, together beneficially own a majority of our outstanding common stock. Silver Lake and Thoma Bravo may beneficially hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Silver Lake or Thoma Bravo, on the one hand, and of other stockholders, on the other hand, arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our restated charter, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (i) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approved the transactions, (ii) the material facts relating to the director’s or officer’s relationship or interest are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction or (iii) the transaction is otherwise fair to us.
Our restated charter provides that no officer or director of our company who is also a principal, officer, director, member, manager, partner, employee and/or independent contractor of Silver Lake, Thoma Bravo or SolarWinds will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual pursues or acquires a corporate opportunity for his own account or the account of an affiliate, as applicable, instead of us, directs a corporate opportunity to Silver Lake, Thoma Bravo or SolarWinds, as applicable, instead of us or does not communicate information regarding a corporate opportunity to us. Our restated charter also provides that any principal, officer, director, member, manager, partner, employee and/or independent contractor of Silver Lake, Thoma Bravo or SolarWinds or any entity that Silver Lake, Thoma Bravo or SolarWinds controls, is controlled by or under common control with Silver Lake, Thoma Bravo or SolarWinds, as applicable, or any investment funds advised by Silver Lake or Thoma Bravo, as applicable, is not required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.
This provision may not be modified without the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding shares of common stock.
Transfer and Distribution Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8254.
Limitations of Liability and Indemnification
Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our charter and bylaws provide that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would not be available for liability:
•for any breach of a duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•for any transaction from which the director derived an improper benefit; or
•for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.
Our charter and bylaws also provide that if Delaware law is amended after the approval by our stockholders of the charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our charter and bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
In addition, our bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the bylaws are not exclusive.
The limitation of liability and indemnification provisions in our charter and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our charter and bylaws are necessary to attract and retain qualified persons as directors and executive officers.
We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each such director and executive officer to the fullest extent permitted by Delaware law and our charter and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.
Listing
Our common stock is listed on the NYSE under the ticker symbol “NABL.”

U.S. Federal Income Tax Considerations for Non-U.S. Holders
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) that holds our common stock as a capital asset (generally, property held for investment). This discussion is based on the Code, Treasury Department regulations promulgated thereunder (“Regulations”), judicial decisions, administrative pronouncements and other relevant applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). No ruling has been or will be sought from the Internal Revenue Service (the “IRS”), with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below.
This discussion does not address all U.S. federal income tax considerations that may be applicable to Non-U.S. Holders in light of their particular circumstances or Non-U.S. Holders subject to special treatment under U.S. federal income tax law, such as:
•banks, insurance companies, and other financial institutions;
•brokers, dealers, or traders in securities, commodities, or currencies;
•certain former citizens or residents of the United States;
•persons that elect to mark their securities to market;
•persons holding our common stock as part of a straddle, hedge, conversion, or other integrated transaction;
•persons who acquired shares of our common stock as compensation or otherwise in connection with the performance of services;
•controlled foreign corporations;
•passive foreign investment companies;
•corporations that accumulate earnings to avoid U.S. federal income tax;
•tax-qualified retirement plans; and
•tax-exempt organizations and governmental organizations.
In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations. Non-U.S. Holders should consult their tax advisors regarding the particular tax considerations to them of owning and disposing of our common stock.
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (ii) that has otherwise validly elected to be treated as a U.S. person under the applicable Regulations.

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner or beneficial owner of the entity will generally depend on the status of the owner and the activities of the entity. Partners in a partnership (or beneficial owners of another entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) should consult their tax advisors regarding the tax considerations of an investment in our common stock.
INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL, FOREIGN, STATE OR LOCAL LAWS AND ANY APPLICABLE TAX TREATIES.
Distributions on our common stock
As discussed under “Dividend Policy” above, we do not currently anticipate paying cash dividends to our common stockholders. In the event that we do make distributions of cash or property (other than certain stock distributions) with respect to our common stock (or that we engage in certain redemptions that are treated as distributions with respect to common stock), any such distributions generally will be treated as dividends to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), the excess will be treated first as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in our common stock and thereafter as capital gain from the deemed sale, exchange or other taxable disposition of our common stock, with the tax treatment described below in “—Sale, exchange or other disposition of our common stock.”
Subject to the discussions below regarding effectively connected income and under “—Foreign account tax compliance act withholding taxes,” distributions treated as dividends paid on our common stock to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a 30% rate, unless the Non-U.S. Holder is entitled to a reduced rate under an applicable income tax treaty. To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder will generally be required to (1) provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor or replacement forms), as applicable, certifying that it is not a U.S. person as defined under the Code and that it is entitled to benefits under the treaty or (2) if such Non-U.S. Holder’s common stock is held through certain foreign intermediaries or foreign partnerships, satisfy the relevant certification requirements of applicable Regulations. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Subject to the discussion below under “—Foreign account tax compliance act withholding taxes,” no amounts in respect of U.S. federal withholding tax will be withheld from dividends paid to a Non-U.S. Holder if the dividends are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI, or other applicable successor or replacement form before payment of any distributions. Instead, the effectively connected dividends will generally be subject to regular U.S. income tax on a net income basis as if the Non-U.S. Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).
A Non-U.S. Holder who provides us with an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI or other applicable successor form will be required to periodically update such form.

Sale, exchange, or other disposition of our common stock
Subject to the discussion below under “—Information reporting and backup withholding,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of our common stock unless:
•such gain is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax in the same manner as effectively connected dividend income as described above;
•such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate), which gain may be offset by certain U.S.-source capital losses even though the individual is not considered a resident of the United States; or
•we are or become a United States real property holding corporation (as defined in section 897(c) of the Code, a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period.
Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. Although there can be no assurances in this regard, we believe we are not a USRPHC and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If we become a USRPHC after this offering, so long as our common stock is regularly traded on an established securities market and continues to be so traded, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized from the sale, exchange or other disposition of shares of our common stock as a result of such status unless (1) such holder actually or constructively owned more than 5% of our common stock at any time during the shorter of (A) the five-year period preceding the disposition, or (B) the holder’s holding period for our common stock, and (2) we were a USRPHC at any time during such period when the more than 5% ownership test was met. If any gain on your disposition is taxable because we are a USRPHC and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons. Any such Non-U.S. Holder that owns or has owned, actually or constructively, more than 5% of our common stock is urged to consult that holder’s own tax advisor with respect to the particular tax consequences to such holder for the gain from the sale, exchange, or other disposition of shares of our common stock if we were to be or to become a USRPHC.
Information reporting and backup withholding
Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence.
Information reporting and, in certain circumstances, backup withholding will apply to the payment of dividends and proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption by properly certifying its Non-U.S. Holder status on an IRS Form W-8BEN, W-8BEN-E, or other applicable or successor form.
Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act withholding taxes
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. FATCA may require withholding at a rate of 30% on dividends in respect of our common stock held by or through certain “foreign financial institutions” or a “non-financial foreign entity” (each as defined in the Code), unless such institution (i) enters into, and complies with, an agreement with the Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) complies with an intergovernmental agreement between the United States and an applicable foreign country to report such information to its local tax authority, which will exchange such information with the U.S. authorities. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Treasury Department. We will not pay any amounts to holders in respect of any amounts withheld. Under existing Regulations, FATCA withholding on gross proceeds from the sale or other disposition of our common stock was to take effect on January 1, 2019; however, recently proposed Regulations, which may currently be relied upon, would eliminate FATCA withholding on such types of payments. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our common stock.
U.S. federal estate tax
The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Plan of Distribution
The selling stockholders, which as used herein includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on the NYSE or any other stock exchange, market or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of their shares of our common stock.
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•in underwritten transactions;
•short sales;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price;
•distribution to members, limited partners or stockholders of selling stockholders;
•“at the market” or through market makers or into an existing market for the shares;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The selling stockholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the share less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their shares to be made directly or through agents. We will not receive any of the proceeds from the resale of shares of our common stock being offered by the selling stockholders named herein.
The selling stockholders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.
The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act (“Rule 144”), provided that they meet the criteria and conform to the requirements of that rule.
In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
Blue Sky Restrictions on Resale
In order to comply with the securities laws of some states, if applicable, shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
If a selling stockholder wants to sell its shares of our common stock under this prospectus in the United States, the selling stockholders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling stockholder will be able to advise a selling stockholder in which states shares of our common stock are exempt from registration for secondary sales.
Any person who purchases shares of our common stock from a selling stockholder offered by this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.
When the registration statement that includes this prospectus becomes effective, and a selling stockholder indicates in which state(s) he desires to sell his shares of our common stock we will be able to identify whether it will need to register or will rely on an exemption there from.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the

Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of their shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify, to the extent permitted by law, the selling stockholders (and each selling stockholder’s officers, directors and agents and each person who controls such selling stockholder within the meaning of the Securities Act) against liabilities resulting from any untrue or alleged untrue statement of material fact contained in this prospectus or the registration statement of which this prospectus forms a part (including any amendment or supplement thereof) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to us by such selling stockholder expressly for use herein. We have also agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part, or another shelf registration statement that includes the shares of our common stock purchased in the Private Placement, to remain effective until the earliest of (x) September 7, 2023, (y) the date on which the Investors cease to hold any shares purchased in the Private Placement and (z) the first date on which the Investors are able to sell all of their shares of our common stock purchased in the Private Placement in a 90-day period without registration under Rule 144 of the Securities Act or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale).
We are required to pay all fees and expenses incident to the registration of the shares of our common stock covered by this prospectus, including with regard to compliance with state securities or Blue Sky laws. Otherwise, all discounts, commissions or fees incurred in connection with the sale of shares of our common stock offered hereby will be paid by the selling stockholders.

Legal Matters
The validity of the shares of common stock offered hereby was passed upon for us by DLA Piper LLP (US).

Experts
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Where You Can Find More Information
We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth or incorporated by reference in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock being sold in this offering, you should refer to the registration statement and the documents incorporated by reference therein and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract, or document filed as an exhibit to the registration statement or the documents incorporated by reference into the registration statement. Each statement is qualified by reference to the exhibit. You can read the registration statement and the documents incorporated by reference therein at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we will file annual, quarterly and current reports, proxy statements, and other information with the SEC. You can read our SEC filings at the SEC’s website at www.sec.gov. We also maintain a website at www.n-able.com, at which, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.